                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           YEAR ENDED             QUARTER ENDED
                                   ----------------------------  ----------------
                                   DEC. 28,  DEC. 26,  DEC. 25,  MAR. 27, APR. 2,
                                     1991      1992      1993      1993    1994
                                   --------  --------  --------  -------- -------
Net Income (Loss) from continuing
 operations....................... $(2,901)  $(7,984)  $(2,416)   $1,228  $(2,874)
Income Taxes......................    (800)   (3,250)      800       --       100
Fixed Charges.....................   5,566     6,833     6,382     1,452    1,513
Total.............................   1,865    (4,401)    4,766     2,680   (1,261)
Interest Expense..................   4,219     5,272     5,100     1,132    1,280
Interest Component of Rentals.....   1,347     1,561     1,282       320      233
Fixed Charges.....................   5,566     6,833     6,382     1,452    1,513
Ratio of Earnings to Fixed
 Charges..........................     .34         *       .75      1.85        *

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*  Earnings were insufficient to cover fixed charges by $9,267, $18,067, $7,998 and $4,287 for the years ended December 28, 1991, December 26, 1992,
   December 25, 1993 and the first quarter of 1994, respectively.